Exhibit 99.1

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED  CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2014

(all amounts are in thousands, except per share data, unless otherwise indicated)

	Mackinac	Peninsula	Purchase Accounting and Pro Forma								Pro-Forma
	9/30/2014	9/30/2014	Adjustments								9/30/2014
	(as reported)	(as reported)	Debit		Credit		Debit		Credit		Combined

ASSETS

Cash and due from banks	$22,399	$15,499	$—				$4,486	(l)	$5,884	(k)	$32,014
									4,486	(l)
Federal funds sold	2	300	—		—				—		302
Cash and cash equivalents	22,401	15,799	—		—		4,486		10,370		32,316

Interest bearing deposits	235	—			—				—		235
Securities available for sale	48,742	28,229	—		140	(e)			—		76,831
Federal Home Loan Bank stock	3,060	576			—				—		3,636

Loans
Commercial	383,759	42,184			5,078	(b)			—		420,865
Mortgage	119,039	28,965			—				—		148,004
Consumer	15,575	3,441			—				—		19,016
Total loans	518,373	74,590	—		5,078		—		—		587,885
Allowance for loan losses	(5,279)	(1,934)	1,934	(c)	—				—		(5,279)
Net loans	513,094	72,656	1,934		5,078		—		—		582,606

Premises and equipment	9,821	3,068			120	(f)			—		12,769
Other real estate held for sale	1,843	1,652			600	(d)			—		2,895
Other assets	14,747	4,193	951	(g)	—		642	(a)	—		20,533
Deposit Base Intangible	—	—	1,206	(h)							1,206
Goodwill	—	—	4,134	(i)							4,134

TOTAL ASSETS	$613,943	$126,173	$8,867		$5,938		$4,486		$10,370		$737,161

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Noninterest bearing deposits	$84,073	$13,009	$—		$—				$—		$97,082
Interest-bearing deposits
NOW,Money Market & Int. Checking	173,793	51,941			—				—		225,734
Total transactional deposits	257,866	64,950	—		—		—		—		322,816
Savings	15,263	12,152			—				—		27,415
CDs<$100,000	130,821	29,563			—				—		160,384
CDs>$100,000	24,891	—			—				—		24,891
Brokered/internet	62,365	—			—				—		62,365
Total deposits	491,206	106,665	—		—		—		—		597,871

Borrowings	52,409	—			—				4,486	(l)	56,895
Other liabilities	3,196	2,562			2,536	(a)			—		8,294

Shareholders’ equity
Common stock and additional paid in capital	53,800	6,000			4,134	(i)	12,867	(m)	7,934	(m)	59,001
Retained earnings	12,923	11,393	3,741	(i)			5,884	(k)	—		14,691
Accumulated other comprehensive income	409	(447)			—				447	(n)	409
Total shareholders’ equity	67,132	16,946	3,741		4,134		18,751		8,381		74,101

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$613,943	$126,173	$3,741		$6,670		$18,751		$12,867		$737,161

Basic common shares outstanding	5,564,815	288,000							695,361	(o)	6,260,176
Book value per basic common shares outstanding	$12.06	$58.84									$11.84

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2014

(all amounts are in thousands, except per share data, unless otherwise indicated)

	Mackinac	Peninsula			Pro-Forma
	9/30/2014	9/30/2014	Pro Forma		9/30/2014
	(as reported)	(as reported)	Adjustments		Combined

Interest income	$20,198	$3,349	$—		$23,547
Accretion of performing loan credit mark	—	—	711	(b)	711
Total interest income	20,198	3,349	711		24,258
Interest expense	3,060	273	135	(p)	3,468
Net interest income	17,138	3,076	576		20,790
Provision for loan losses	561	430	—		991
Net interest income after provision	16,577	2,646	576		19,799

Noninterest income	2,109	1,227	—		3,336

Noninterest expense	15,131	4,132	(1,611	)(q)	17,652
Amortization of deposit based intangible	—	—	91	(h)	91
Total noninterest expense	15,131	4,132	(1,520)		17,743

Income before taxes	3,555	(259)	2,096		5,392
Federal income taxes	1,203	(21)	713	(r)	1,895

Net income available to common shareholders	$2,352	$(238)	$1,383		$3,497

Shares outstanding at end of period	5,564,815	288,000	695,361	(o)	6,260,176
Weighted average common shares outstanding	5,532,966	288,000	695,361	(o)	6,228,327
Weighted average fully diluted common shares outstanding	5,603,234	288,000	695,361	(o)	6,298,595

Basic earnings per share	$0.43	$(0.83)			$0.56
Diluted earnings per share	$0.42	$(0.83)			$0.56

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSILDATED FINANCIAL INFORMATION

Note A—Basis of Presentation

The unaudited pro forma condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Mackinac resulting from the Peninsula acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Peninsula were recorded by Mackinac at fair value as of the date the transaction was completed. The unaudited pro forma condensed consolidated statement of financial condition combines the historical financial information of Mackinac and Peninsula as of September 30, 2014, and assumes that the Merger was completed on that date. The unaudited pro forma condensed consolidated statements of operations for the nine month period ended September 30, 2014 gives effect to the Merger as if the transaction had been completed on January 1, 2014.

Since the transaction is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Mackinac’s balance sheet. In addition, certain nonrecurring costs associated with the Merger such as potential severance, professional fees, legal fees and conversion-related expenditures are expensed as incurred and not reflected in the unaudited pro forma condensed consolidated statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan and lease losses and the allowance for loan and lease losses, for purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2014, Mackinac assumed no adjustments to the historical amount of Peninsula’s provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Peninsula’s provision for loan losses presented.

Note B—Estimated Annual Cost Savings

Mackinac expects to realize cost savings and operational efficiencies from the Merger. These cost savings are reflected in the unaudited pro forma condensed consolidated financial information, but there can be no assurance the will be achieved in the amount, manner or timing currently contemplated.

Note C—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(a)                                 Other liabilities were adjusted to reflect expensing of approximately $2.536 million of non-recurring merger related expenses that were incurred by Mackinac and Peninsula prior to closing.  The related tax effect of approximately $.642 million is reflected as an increase to other assets.  The non-recurring merger expenses consist of investment banking fees, legal fees, accounting fees, registration fees, contract termination fees, etc.  These expenses are not included in the Pro Forma Condensed Consolidated Income Statements because they are not expected to have a continuing impact on the combined entity.

(b)                                 Based on Mackinac’s initial evaluation of the acquired portfolio of loans, a fair value adjustment of $5.078 million was recorded, which includes both an interest rate component and a credit component.  The impact of the adjustment was an increase to interest income by approximately $.711 million for the nine months ended September 30, 2014.

(c)                                  The allowance for loan losses was adjusted to reflect the reversal of Peninsula’s recorded allowance.  Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over.

(d)                                 Fair value adjustment to the net book value of other real estate owned by Peninsula is $.600 million based on Mackinac’s initial evaluation of the portfolio.

(e)                                  Fair value adjustment to the net book value of investments owned by Peninsula is $.140 million.

(f)                                   Fair value adjustment to the net book value of fixed assets owned by Peninsula is $.120 million.

(g)                                  The adjustment of approximately $.951 million reflects deferred taxes associated with the adjustments to record the assets and liabilities of Peninsula at fair value using Mackinac’s statutory rate of 34%.

(h)                                 Based on Mackinac’s initial evaluation of core deposits, the identified core deposit intangible of $1.206 million will be amortized on a straight line basis over an estimated useful life of 10 years.  The amortization expense associated with the core deposit intangible was an increase to non-interest expense of $.091 million for the nine months ended September 30, 2014.

(i)                                     Goodwill of $4.134 million was generated as a result of the total purchase price and net assets acquired.  See the schedule below, “Pro Forma Allocation of Purchase Price” for the allocation of the purchase price to net assets acquired.  The adjustment has no impact on the Pro Forma Condensed Consolidated Income Statements.

(j)                                    Net impact to equity of transaction costs and purchase accounting adjustments.

(k)                                 Reflection on pre-close special dividend paid with excess capital by Peninsula to its shareholders.

(l)                                     To record the increase in borrowings at MFNC to finance the payment to those of Peninsula’s shareholders who elected for cash consideration.  This is estimated at 35% of shares outstanding at a per share price of $46.13.

(m)                             Common stock and additional paid in capital, retained earnings, and accumulated other comprehensive income were adjusted to reverse Peninsula’s historical stockholders’ equity balances to reflect the stock consideration issued, $7.934 million.  See the schedule below, “Pro Forma Allocation of Purchase Price,” for the allocation of the purchase price to net assets acquired.  The adjustment has no impact on the Pro Forma Condensed Consolidated Income Statements.

(n)                                 Accumulated other comprehensive income was adjusted to reverse Peninsula’s historical accumulated other comprehensive income balance.

(o)                                 Basic and weighted average common shares outstanding were adjusted to reverse Peninsula’s basic shares outstanding and to record shares of Mackinac’s stock issued to effect the transaction.

(p)                                 Represents interest expense related to cash consideration in the transaction.

(q)                                 Represents operational efficiencies and cost reductions created with the transaction that reduce salaries and benefits, data processing costs, and other overhead expenses.

(r)                                    Represents tax impact of pro forma income statement adjustments for the nine months ended September 30, 2014.

PRO FORMA ALLOCATION OF PURCHASE PRICE

(dollars in thousands, except per share data)

Purchase Price:

Peninsula shares outstanding at September 30, 2014	288,000
Price per share	$46.13
Aggregate pro forma value of Mackinac stock to be issued, assuming 65% stock consideration election	$7,934
Aggregate cash consideration at $46.13 per share, assuming 35% cash election	4,486
Total pro forma purchase price		$12,420

Net assets acquired:

Cash and cash equivalents	$9,915
Securities available for sale	28,089
Federal Home Loan Bank stock	576
Loans	69,512
Premises and equipment	2,948
Other real estate owned	1,052
Deposit based intangible	1,206
Other assets	5,623
Total assets	118,921

Non-interest bearing deposits	13,009
Interest bearing deposits	93,656
Total deposits	106,665
Other liabilities	3,970
Total liabilities	110,635
Net assets acquired		8,286

Goodwill		$4,134